UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OMNI Energy Services Corp.

(Name of Registrant as Specified In Its Charter)

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ENERGY SERVICES CORP.

4500 NE EVANGELINE THRUWAY

CARENCRO, LOUISIANA 70520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of OMNI Energy Services Corp.:

The annual meeting of shareholders of OMNI Energy Services Corp. (the “Company”) will be held at the Company’s principal executive offices at 4500 NE Evangeline Thruway, Carencro, Louisiana 70520 on June 9, 2010 at 10:00 a.m., local time, for the following proposals:

1.	To elect to the Board four directors to serve until the next annual meeting of the shareholders or until their successors are elected and qualified.

2.	To ratify the appointment of Grant Thornton L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

The Company will also attend to other business as may properly come before the annual meeting or any adjournments thereof or any adjournments or postponements that may take place.

Only holders of record of the Company’s Common Stock and the Series C 9% Convertible Preferred Stock at the close of business on April 30, 2010, are entitled to notice of, and to vote at, the annual meeting. The Board of Directors is not aware of any other matters to be presented at the annual meeting.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 9, 2010

THE COMPANY’S PROXY STATEMENT AND THE 2009 ANNUAL REPORT ON FORM 10-K ARE ALSO AVAILABLE AT www.omnienergy.com.

By Order of the Board of Directors

Staci L. Marcelissen, Secretary

Carencro, Louisiana

April 30, 2010

i

OMNI ENERGY SERVICES CORP.

4500 NE EVANGELINE THRUWAY

CARENCRO, LOUISIANA 70520

GENERAL INFORMATION

Proxy Statement

This Proxy Statement is furnished to shareholders of OMNI Energy Services Corp. (the “Company”) in connection with the solicitation on behalf of its Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders of the Company to be held on June 9, 2010, at the time and place set forth in the accompanying notice and at any adjournments thereof (the “Annual Meeting”).

Holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), and holders of the Company’s Series C 9% Convertible Preferred Stock (“Series C Preferred Stock”), at the close of business on April 30, 2010, are entitled to notice of, and to vote at, the Annual Meeting. On April 30, 2010, there were 24,146,492 shares of Common Stock outstanding and entitled to vote at the meeting, including 2,767,179 shares of Common Stock issuable upon conversion of the Series C Preferred Stock. Each share of Common Stock is entitled to one vote and the holders of the Series C Preferred Stock are entitled to one vote for each share of Common Stock into which their Series C Preferred Stock may be converted; provided however, that the holders of the Series C Preferred Stock will not be entitled to vote on Proposal No. 1.

The enclosed proxy may be revoked at any time prior to the Annual Meeting by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the shareholder votes in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy.

This Proxy Statement is first being mailed to shareholders on or about April 30, 2010.

Quorum; Vote Required and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of the Series C Preferred Stock, is necessary to constitute a quorum. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote. Shareholders may not cumulate their votes for the election of directors. The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify Proposal No. 2 and is generally required to approve other proposals that may properly be brought before the Annual Meeting. Abstentions will be counted as votes AGAINST a proposal.

If a shareholder holds its shares in street name and does not provide voting instructions to its broker, bank or nominee, such shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is generally considered a “routine” matter. The proposal to elect directors is generally considered a “non-routine” matter; therefore, if a shareholder whose shares are held in street name does not provide voting instructions on Proposal No. 1, such shares will not be voted on the proposal. The “broker non-vote” occurs when a broker holding shares for a shareholder in street name submits a proxy that votes such shares on one or more matters, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which the shareholder has not given voting instructions. Broker non-votes will be counted as present for purposes of a quorum but not cast with respect to such proposal.

Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted (i) FOR the election of the four nominees listed below to the Board, (ii) FOR ratification of Grant Thornton L.L.P to serve as the Company’s independent registered accounting firm for the year ending December 31, 2010, and (iii) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Company does not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s By-laws state that the Board may be comprised of up to eight members, with the exact number to be set by the Board. The Board has currently set the number of directors at six. The Articles of Incorporation provide that so long as at least 2,000 shares of Series C Preferred Stock remain outstanding, the holders of a majority of the Series C Preferred Stock, voting as a separate class to the exclusion of all other classes of the Company’s capital stock, shall be entitled to elect two directors to the Board to serve on the Board until their successors are duly elected by the holders of the Series C Preferred Stock or they are removed from office (with or without cause) by the holders of the Series C Preferred Stock. The holders of Series C Preferred Stock have elected Dennis R. Sciotto and Edward E. Colson, III to serve on the Board until the 2011 annual meeting of shareholders. You are being asked to elect the remaining four directors. Each director elected at the Annual Meeting and the two directors elected by the holders of the Series C Preferred Stock will serve a term expiring at the 2011 annual meeting of shareholders. Four of the Company’s current directors have been nominated for re-election to the Board and were recommended by the Corporate Governance and Nominating Committee for election to the Board of Directors by the shareholders.

Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of the Company’s four nominees named below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve.

The Board has nominated and urges you to vote FOR the election of the Company’s four nominees named below.

Information About the Company’s Directors and Director Nominees

The following table sets forth, as of April 30, 2010, certain information about the Company’s nominees for director and the two directors who were elected by the holders of the Series C Preferred Stock. Pursuant to the Securities Purchase Agreement executed in connection with the issuance of our Series C Preferred Stock in May 2005, the holders of the Series C Preferred Stock elected Messrs. Sciotto and Colson to serve as directors. Each director elected at the Annual Meeting and Messrs. Sciotto and Colson will serve a term expiring at the 2011 annual meeting of shareholders. There are no other arrangements or understandings between the Company and any person, pursuant to which such person has been elected a director, and no director is related to any other director or executive officer of the Company.

Directors	Age	Position	Committees
Edward E. Colson, III	60	Director	Audit, Compensation
Ronald E. Gerevas	70	Director (1)	Compensation, Corporate Governance and Nominating (Chair)
Barry E. Kaufman	71	Director (1)	Audit (Chair), Corporate Governance and Nominating
Brian J. Recatto	45	President, Chief Executive Officer, Director (1)
Dennis R. Sciotto	57	Chairman of the Board	Corporate Governance and Nominating
Richard C. White	55	Director (1)	Audit, Compensation (Chair)

(1)	Nominee for director

Edward E. Colson, III is a real estate investor/developer who specializes in the acquisition of commercial properties which are suitable for drive through restaurants. Currently his portfolio consists of over 100 properties which are located throughout the western United States. Mr. Colson received a Bachelor of Science degree in Business Management from Long Beach State University in 1972. He is a past Director and founder of Pacific Mortgage Exchange, Inc. and is a past Director of Vista Sol High School in Torremolinos, Spain. Mr. Colson originally was elected to the Board by the holders of the Series C Preferred Stock in June 2005. Mr. Colson’s qualifications to serve on the Board include his extensive accounting, finance and investment experience.

Ronald E. Gerevas is a former Partner in the Los Angeles office of Heidrick & Struggles, a leading global executive search firm. Mr. Gerevas had previously served as President and Chief Executive Officer of Heidrick & Struggles from 1987 to 1991, before rejoining the firm in 1998 after serving as Vice Chairman and West Coast Managing Partner for another global executive search firm. Mr. Gerevas also served as President and Chief Operating Officer of Jenny Craig International during its initial public offering on the New York Stock Exchange. Prior to entering the executive search business, Mr. Gerevas spent five years in the federal government, where he served as a Presidential Appointee of the Ford Administration and was confirmed by the U.S. Senate to provide leadership to our country’s volunteer programs including the Peace Corps, Vista, and Foster Grandparents. Mr. Gerevas began his career in advertising with the J. Walter Thompson Company in New York and Los Angeles, where he spent eight years in various roles, including Director of Training, Personnel Manager, and Account Manager. He is a graduate of San Jose State University, where he was Outstanding Senior and earned a B.S. in Public Administration and a M.S. in Business Administration. Mr. Gerevas was appointed to the Board in March 2008 upon recommendation by the Corporate Governance and Nominating Committee. Mr. Gerevas’s qualifications to serve on the Board include his wide-ranging background and experience in business, public policy and management.

Barry E. Kaufman is a former member of Silver Fox Advisors, Houston, Texas and a certified public accountant. He serves on the board of directors of the Chantal Corp., a privately-owned company in Houston, Texas. In 1999, Mr. Kaufman retired as a partner from the Houston office of Grant Thornton L.L.P. Prior to joining Grant Thornton, he was the managing director of Kaufman/Kalman P.C., Certified Public Accountants, and prior to that he was a partner and served as an associate regional director with Deloitte (formerly Touché Ross and Company). Mr. Kaufman graduated from the University of Texas at Austin in 1960 with a Bachelors of Business Administration degree with concentration in accounting. Mr. Kaufman was appointed to the Board in October 2005. Mr. Kaufman’s qualifications to serve on the Board include his extensive financial knowledge and experience in accounting and disclosure compliance, including public accounting rules and regulations.

Brian J. Recatto was appointed President and Chief Executive Officer effective July 1, 2008, and was elected to the Board at the 2008 annual shareholder meeting. Prior to that appointment, Mr. Recatto served as Chief Operating Officer since December 2007. Mr. Recatto joined the Company in March 2007 in connection with the acquisition of Charles Holston, Inc. (“CHI”) where he was the President and one of the owner/principals since 2004. Prior to arriving at CHI, he held various positions with Philip Services Corporation in Houston, Texas from 1997 until 2004 ranging from General Manager of the Gulf Coast Waste Operations to President of the Industrial services Division. He has nearly twenty years of experience in the environmental consulting and services sector. He received a Bachelor of Science in Finance from Louisiana State University in 1987. Mr. Recatto’s qualifications to serve on the Board include his valuable industry and operational knowledge and experience in the environmental consulting and services sector, and his extensive knowledge of the Company’s business organization and business units.

Dennis R. Sciotto is a real estate investor/developer who specializes in the acquisition of commercial properties which are suitable for drive through restaurants. Currently, his portfolio consists of over 100 properties which are located in the western United States. Prior to 1988, Mr. Sciotto was a restaurateur catering to the military installations in San Diego. Mr. Sciotto attended San Diego State University. Mr. Sciotto originally was elected to the Board by the holders of the Series C Preferred Stock in June 2005 and was appointed Chairman of the Board upon James Eckert’s retirement effective June 30, 2008. Mr. Sciotto’s qualifications to serve on the Board include his wide-ranging background and experience in business and investments.

Richard C. White is the former President and Chief Executive Officer of NuTec Energy Services Inc. He held that position from October 2001, until his retirement from NuTec in September 2002. He was Chief Executive Officer of Veritas DGC, Inc. from January 2000 through June 2000. From 1995 until his retirement in October 1999, Mr. White served as President of Western Geophysical Company, as well as Senior Vice President of Western Atlas Inc. He also served as Vice President of Baker Hughes Incorporated from August 1998 until October 1999. Prior to 1995, he held various other executive positions with Western Geophysical Company, including Chief Operating Officer. Mr. White graduated from Bloomsburg University in 1978 and has been a director of the Company since March 2001. Mr. White’s qualifications to serve on the Board include his extensive knowledge in oilfield services, strategic planning, leadership of complex organizations and other areas related to the operation of a large company. Mr. White served on the board of directors of VGS Seismic Canada Inc. (Toronto Stock Exchange: VGS) from 2005 through 2009 when it was subsequently sold to a private equity firm. Since 2008, Mr. White has served on the board of directors of OYO Geospace Corporation (NASDAQ: OYOG).

Advisory Board

James C. Eckert, retired as the Company’s President and Chief Executive Officer effective June 30, 2008. He served as Chairman of the Board of the Company from March 2001 until the 2008 annual meeting of the shareholders. Mr. Eckert decided not to stand for re-election to the Board at that annual meeting but remains an active and significant contributor to the Company as a consultant to the Company and an advisory director to the Board. In his capacity as an Advisory Board member, Mr. Eckert is invited to meetings of the Board and advises the Board on matters brought before them. From 1998 to 2000, Mr. Eckert served as Vice-President for Business Development of Veritas DGC Land, Inc. From 1992 to 1998, he supervised the highland and transition seismic acquisitions of Veritas DGC Land, Inc. He served as President of GFS Company, a company that he co-founded in 1985, until its acquisition in 1992 by Digiton, Inc., a predecessor by merger to Veritas, Inc. Mr. Eckert graduated from the University of Southern Mississippi in 1971. As the Company’s former Chief Executive Officer and Chairman of the Board, Mr. Eckert possess particular knowledge and experience as a chief executive officer of a public company and in providing leadership of large organizations. Mr. Eckert also has extensive operational knowledge and experience in integrated oilfield services, strategic planning in a complex industry, and all aspects of operating a large business.

In addition, the Board may from time to time appoint additional advisory directors to the Board. At this time, Mr. Eckert is the only advisory director to the Board.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Compensation

For 2009, the non-employee directors of the Company received an annual retainer of $50,000, paid quarterly. Each non-employee director who serves as a member of the Audit Committee received an additional annual retainer of $7,500, paid quarterly, while the Chairman of the Audit Committee received an additional annual retainer of $12,500, paid quarterly. Each non-employee director who serves as a member of the Compensation Committee received an additional annual retainer of $3,000, paid quarterly while the Chairman of the Compensation Committee received an additional annual retainer of $10,000, paid quarterly. Each non-employee director who serves as a member of the Corporate Governance Committee received an additional annual retainer of $2,000 while the Chairman of the Corporate Governance Committee received an additional annual retainer of $3,000, paid quarterly. Each non-employee director of the Company also received a meeting fee for board meetings of $2,500 for each meeting attended in person and $1,000 for meetings attended via conference call. Each non-employee director also received a $500 meeting fee for Committee meetings attended whether in person or by conference call. The Company reimburses the directors for their travel expenses for attending meetings. Each non-employee director is granted an option to purchase 10,000 shares of Common Stock upon initial appointment to the Board at an exercise price equal to the fair market value of the Common Stock on the date such person becomes a director. Additionally, each non-employee director on the day following the annual meeting of the Company’s shareholders is granted an option to purchase 5,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on such date. All such options become fully exercisable on the first anniversary of their date of grant and expire on the tenth anniversary thereof, unless the director ceases to be a director of the Company, in which case the exercise periods will be shortened.

The Company’s Eighth Amended and Restated Stock Incentive Plan (the “Incentive Plan”) allows for the discretionary grant of incentive awards to the Company’s directors. There were no discretionary grants to directors in 2009.

The following table sets forth information regarding the compensation paid to the Board for the 2009 fiscal year:

NAME	FEES EARNED OR PAID IN CASH	OPTION AWARDS (1)	TOTAL
Edward Colson, III (2)	$62,800	$5,850	$68,650
Ronald E. Gerevas (3)	$59,200	$5,850	$65,050
Barry Kaufman (4)	$67,300	$5,850	$73,150
Dennis R. Sciotto (5)	$52,000	$5,850	$57,850
Richard C. White (6)	$70,200	$5,850	$76,050

(1)	The amounts in this column reflect the grant date fair value of the award as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. The value ultimately realized by the director may or may not be equal to the FASB ASC Topic 718 determined value.

At the 2008 annual shareholder meeting, the Company’s shareholders approved, on an advisory basis, the Company’s decision to conduct an option replacement and repricing program pursuant to Section 10.10B of the Incentive Plan which allows the Compensation Committee of the Board to cancel any incentive award granted under the Incentive Plan in consideration of a cash payment or an alternative award made to the participant of the cancelled award in an amount equal in value to the cancelled award. Accordingly, on May 29, 2009, the Compensation Committee replaced currently outstanding options to purchase shares of the Company’s common stock issued under the Incentive Plan with exercise prices higher than the Company’s closing stock price on May 29, 2009 ($2.28) and previously granted to the Company’s current employees, officers, consultants and directors (the “Subject Options”) with new stock options (the “New Options”) having a value equal to the value of the Subject Options (determined using the Black-Scholes option pricing model), based on the closing price of the Company’s stock on May 29, 2009 (the “Replacement Program”). Under the Replacement Program, the Compensation Committee replaced and repriced 1,487,465 Subject Options, including options to purchase 165,000 shares held by the Company’s directors. The vesting period of the New Options remained unchanged from the vesting period of the Subject Options.

(2)	25,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 20,124 replacement options at no incremental increase in value to the holder.
(3)	25,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 22,049 replacement options at no incremental increase in value to the holder.
(4)	35,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 27,886 replacement options at no incremental increase in value to the holder.
(5)	25,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 20,124 replacement options at no incremental increase in value to the holder.
(6)	55,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 41,664 replacement options at no incremental increase in value to the holder.

In light of the economic climate in 2009, on March 10, 2009, the Board unanimously resolved to reduce its director’s fees for fiscal year 2009 by 20% beginning with the first quarter of 2009. Beginning in the second quarter of 2010, the Board unanimously approved that the director’s fees be restored to their original levels.

Fees paid to the Advisory Director

Each advisory director is paid a meeting fee of $1,500 for each meeting attended in person and $500 for meetings attended via conference call. Mr. James C. Eckert received $4,000 in advisory director fees during 2009 for his service as an advisory director. Additionally, the Company and Mr. Eckert entered into a Consulting Agreement effective December 31, 2007 (the “Consulting Agreement”), pursuant to which, effective July 1, 2008 until June 30, 2009, Mr. Eckert served as an independent contractor performing consulting services for the Company. The Consulting Agreement also contains a non-compete for a period of two years after the expiration of the Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Eckert will be paid an aggregate of $1.2 million in quarterly payments of $100,000 each after an initial payment of $300,000 on January 1, 2009. Mr. Eckert received $600,000 under the Consulting Agreement in fiscal year 2009.

Board of Directors Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. The Company’s Chief Executive Officer serves on the Board, which the Company believes helps the Chief Executive Officer serve as a bridge between management and the Board, ensuring that both groups act with a common purpose. The Company believes that the Chief Executive Officer’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Board Meeting and Committees

The Board met five times during 2009. The standing committees of the Board consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. During 2009, the Audit Committee met eight times, the Compensation Committee met six times, and the Corporate Governance and Nominating Committee met four times. Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees of which he was a member that were held during the period in which he served.

It is the Company’s policy to invite all non-employee directors and nominees for director to attend the annual meeting of the shareholders. Mr. Sciotto, on behalf of all of the directors, attended the 2009 annual meeting of the shareholders.

The Board has adopted written charters for each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each charter is available on the Company’s corporate website at www.omnienergy.com under “About OMNI” and then under “Charters” or by writing to the Company at OMNI Energy Services Corp., 4500 N.E. Evangeline, Carencro, Louisiana 70520.

Audit Committee

The Audit Committee reviews the Company’s quarterly financial statements and annual audited financial statements and meets with the Company’s independent public accountants to review the Company’s internal controls and financial management practices. The current members of the Audit Committee are Messrs. Colson, Kaufman (Chair) and White. Mr. Kaufman is designated as the financial expert of the Audit Committee. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as independence is defined by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and by Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market, (ii) all current committee members are financially literate, and (iii) Mr. Kaufman qualifies as an audit committee financial expert under the applicable rules promulgated to the Exchange Act. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

The responsibilities of the Audit Committee include:

•	engaging an independent audit firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of the Company’s internal accounting control procedures;

•	considering auditors’ independence; and

•	approving all audit and non-audit services with the Company’s independent auditors.

Compensation Committee

The Compensation Committee recommends to the Board compensation for the Company’s executive officers and other key employees, administers the Incentive Plan and performs such similar functions as may be prescribed by the Board. Currently, the members of the Compensation Committee are Messrs. Colson, Gerevas and White (Chair). The Board has determined that each of the members of the Compensation Committee is “independent” as independence is defined by Rule 10A-3 under the Exchange Act and by Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market.

The responsibilities of the Compensation Committee include:

•	review and make recommendations to the Board with respect to compensation plans, including incentive compensation plans and equity based plans;

•	recommend to the Board, salary and compensation levels, including fringe benefits for officers of the Company and its subsidiaries;

•	review management’s resources and development with the Chief Executive Officer and recommend to the Board succession plans for senior management; and

•	Review the Company’s active operating performance relative to the bonus and incentive programs.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee provides assistance to the Board in fulfilling its responsibilities by identifying individuals qualified to become directors and recommending to the Board candidates for all directorships to be filled by the Board or by the shareholders of the Company. The Corporate Governance and Nominating Committee assists the Board in identifying directors qualified to serve on the committees established by the Board and recommends to the Board members for each committee to be filled by the Board. In addition, the Corporate Governance and Nominating Committee develops and recommends to the Board a set of corporate governance principles appropriate for the Company and consistent with the applicable laws, regulations and listing standards. The Corporate Governance and Nominating Committee periodically reviews the Company’s governance principles, keeps abreast of developments with regard to corporate governance, and makes recommendations to the Board for changes in the principles as in its judgment may be appropriate. In addition, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding shareholders’ proposals that relate to corporate governance and, at least annually, oversees evaluations of the Board and its committees. Currently, the members of the Corporate Governance and Nominating Committee are Messrs. Gerevas (Chair), Kaufman and Sciotto. The Board has determined that each member of the Corporate Governance and Nominating Committee currently is “independent” as independence is defined by Rule 10A-3 under the Exchange Act and by Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market.

The responsibilities of the Corporate Governance and Nominating Committee include:

•

establish criteria for selection of potential directors and identify and select individuals believed to be qualified as candidates to serve on the Board and recommend candidates to stand for election as directors at the annual meeting of shareholders;

•	conduct or authorize studies and investigations into any matter of interest or concern within the scope of its responsibilities that the Committee deems appropriate;

•	recommend members of the Board to serve on the committees of the Board;

•	evaluate and ensure the independence of each member of each committee of the Board required to be composed of independent directors;

•

develop and recommend to the Board a set of corporate governance principles and shall keep abreast of developments with regard to corporate governance make recommendations to the Board for changes in the principles as in its judgment may be appropriate; and

•	review and make recommendations to the Board regarding shareholders’ proposals that relate to corporate governance.

Risk Oversight

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Audit Committee is responsible for oversight of risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance. As part of this process, the Audit Committee meets regularly with management and Grant Thornton L.L.P. The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits programs and senior management succession planning. As part of this process, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, and particularly risks the Company’s compensation policies pose to the Company’s finances, human resources and shareholders. The Corporate Governance and Nominating Committee is responsible for overseeing risks relating to overall corporate governance. As part of this process, the Corporate Governance and Nominating Committee annually reviews board composition and board and committee performance and periodically reports to the Board on corporate governance matters. Company management is responsible for day-to-day management of risks the Company faces.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Compensation Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•	Use of long-term equity-based incentive compensation;

•	Time vesting periods for equity-based compensation awards that encourage executives and other key employees to focus on sustained stock price appreciation;

•	The Company’s internal control over financial reporting and other financial, operational and compliance policies and practices currently in place;

•	Base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security; and

•	Design of long-term compensation to reward executives and other key employees for driving sustainable, profitable, growth for shareholders and clients.

Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Independence

The Board has determined that except for Mr. Recatto, the Company’s President and Chief Executive Officer, all of the directors are “independent” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. In making this determination, the Board considered transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below, and in the case of Mr. Kaufman, his past employment with Grant Thornton, L.L.P. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers, and the Board determined that Mr. Kaufman’s prior employment with Grant Thornton L.L.P. did not change his status as an independent director.

Mr. Recatto is not an independent director because of his employment as President and Chief Executive Officer of the Company.

Nomination Policy

While the Board has not adopted a formal policy regarding diversity, the Board evaluates each candidate in the context of the Board’s membership as a whole and seeks to achieve a mix of members that represent a diversity of background and experience in order to promote the representation of a diverse view on the Board. The Corporate Governance and Nominating Committee does not set minimum qualifications that nominees must meet in order for the Corporate Governance and Nominating Committee to recommend them to the Board, but rather the Corporate Governance and Nominating Committee will take into account the judgment, skill, diversity, experiences with business and other organizations of comparable size, the interplay of the nominees experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Our Board believes that backgrounds and qualifications of its directors, considered as a group, should provide a mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Corporate Governance and Nominating Committee discusses and evaluates possible candidates and has the authority to engage consultants. Once a candidate is identified whom the Corporate Governance and Nominating Committee believes to be qualified to serve on the Board, the Corporate Governance and Nominating Committee will recommend that candidate to the Board to stand for election as a director at the next annual meeting of shareholders or, if applicable, at a special meeting of the shareholders. The Corporate Governance and Nominating Committee may consider candidates proposed by management, but is not required to do so. The Committee will consider nominees properly submitted by shareholders of the Company (as described below under “Shareholder Nomination Policy”).

Shareholder Nomination Policy

Article IV E of the Company’s Articles of Incorporation provides certain procedures that shareholders must follow in making director nominations. For any person other than a person nominated by the Board to be eligible for nomination for election as a director, advance notice must be provided to the Secretary of the Company at the Company’s principal office, not more than 90 days and not less than 45 days, in advance of the annual meeting of shareholders; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice will be deemed timely if received at the Company’s principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. This notice must state (a) for each nominating shareholder, such shareholder’s name and business and residential addresses, the number of shares of Common Stock beneficially owned by such shareholder, and, if requested by the Secretary of the Company, whether such shareholder is the sole beneficial owner of such Common Stock and, if not, the name and address of any other beneficial owner of such Common Stock, and (b) for each proposed nominee, the proposed nominee’s name, age and business and residential addresses, the proposed nominee’s principal occupation or employment and the number of shares of Common Stock beneficially owned by the proposed nominee, and the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, along with such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been proposed by the Board. No such shareholder nominations have been received for the Annual Meeting.

Communication with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors addressed to the Secretary of the Company at the address listed on the first page of this Proxy Statement. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors. Each of the members of the Audit Committee is independent, as defined by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and in Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and managements’ assessment on internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. It is the Audit Committee’s responsibility to monitor these processes. The Audit Committee reviewed and discussed with management the Company’s audited financial statements and management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In this context, the Audit Committee has reviewed and discussed with the Company’s independent public accounting firm the overall scope and plans for the independent audit. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions with the Company’s independent public accounting firm about the Company’s audited financial statements included the independent registered public accountants’ judgments about the quality, not just the acceptability of the application of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accountants other matters required by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm and management the independent registered public accounting firm’s independence. In addition, the Audit Committee considered whether the other non-audit consulting services provided by the independent registered public accounting firm could impair the auditor’s independence and concluded that such services have not impaired the independent registered public accountants’ independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

The Audit Committee

Edward E. Colson III	Barry E. Kaufman (Chair)	Richard C. White

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

EXECUTIVE OFFICERS AND KEY MANAGERS

Executive officers of the Company generally serve at the pleasure of the Board and are subject to annual appointment by the Board at its first meeting following the annual meeting of the shareholders. There are no arrangements or understandings between the Company and any executive officers pursuant to which such person has been selected as an officer, and no officer is related to any other officer or director of the Company. Information regarding Mr. Recatto is contained above under “Proposal 1. Election of Directors — Information About the Company’s Directors and Director Nominees.” The name, age and offices of the Company’s other executive officers and key managers as of April 30, 2010 are as follows:

Name	Age	Position
Ronald D. Mogel	58	Senior Vice President and Chief Financial Officer
Gregory B. Milton	48	Vice President and Chief Accounting Officer
Andy J. Dufrene	43	Vice President of OMNI Offshore Operations
John A. Harris	51	Vice President of OMNI Seismic Services
Steven P. Sellers	59	Vice President of Health Safety and Environmental
Lawrence J. Shaw	48	Vice President of Sales—Land and Offshore
Mark E. Stipe	47	Vice President and General Counsel

Ronald D. Mogel joined the Company in January 2008 as Senior Vice President and Chief Financial Officer. Mr. Mogel joined the Company from Horizon Offshore, Inc. (“Horizon”), a Nasdaq listed company that was acquired by Cal Dive International, Inc. in December 2007. Mr. Mogel most recently served as Executive Vice President and Chief Financial Officer of Horizon. He also acted as Horizon’s Director and Vice President of International Accounting and Tax from 1999 to 2005. Previously, he served as the Vice President of Finance at Newpark Shipbuilding – Pecan Island, Inc., and from 1995 to 1998 he occupied the role of CFO at John E. Chance & Associates. Mr. Mogel earned a Bachelor of Science degree in Accounting from the University of New Orleans, a Juris Doctorate from Loyola University School of Law, and an M.B.A. from the University of St. Thomas. He has also been a Certified Public Accountant since 1979.

Gregory B. Milton was appointed Chief Accounting Officer in January 2006. He was promoted to the position of Vice President and Chief Accounting Officer in May 2008. He joined the Company in November 2005 as its Director of Financial Reporting. From May 1983 through January 2005, Mr. Milton was employed by Broussard, Poche’, Lewis and Breaux, LLP, a large public accounting firm located in Louisiana. He became a partner in the firm’s auditing department in 1993. Mr. Milton is a certified public accountant with extensive experience in financial statement preparation and reporting, taxation, and computer software applications. He graduated from the University of Southwestern Louisiana (now University of Louisiana at Lafayette) with a Bachelor of Science degree in accounting and is a member of the Louisiana State Board of Certified Public Accountants, the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.

Andy J. Dufrene joined the Company through the acquisition of Trussco, Inc. in 2004. Prior to his tenure at Trussco he gained more than 17 years of experience in operations and management with Production Management, Inc. and Allwaste Environmental Services. He has significant experience in team supervision, project planning and coordination, financial forecasting and management, and marketing and business development. In addition, he has directed dockside relationships with major oilfield service companies and marketing strategies to enhance the growth of the operating segment.

John A. Harris joined the Company in 2002 through its acquisition of AirJac Drilling, a division of Veritas Land DGC, where he held a similar position. He has more than 28 years of experience in transition zone and highland seismic drilling operations.

Steven P. Sellers held a variety of health, safety and environmental (“HSE”) positions in the Gulf Coast division and corporate HSE departments with Burlington Resources and ConocoPhillips prior to joining the

Company in March 2008. He also held various regional and corporate HSE positions in his 21-year tenure with the Halliburton family of companies, including Halliburton, Welex, and Brown & Root. Steve holds a Bachelors of Science degree in pharmacy from Northeast Louisiana University in Monroe, Louisiana. He is a Certified Safety Professional, a professional member of the American Society of Safety Engineers, and serves on the board of directors of the Acadiana Safety Association.

Lawrence J. Shaw was a principal and owner at Charles Holston, Inc. for three years before the business was sold to the Company in March 2007. From 2000 to 2004, Mr. Shaw was a senior manager in the oil field services group of Philip Services Corporation. Mr. Shaw has in-depth knowledge of the oil and gas services industry and significant expertise in new business development. He received his Bachelors degree in education and environmental science from McNeese State University.

Mark E. Stipe joined the Company effective October 1, 2008 as Vice President and General Counsel. Prior to joining the Company, Mr. Stipe was an attorney with the Longman Russo law firm in Lafayette, Louisiana for eight years. Mr. Stipe served as special counsel to the Louisiana Public Service Commission and the Louisiana Office of the Lieutenant Governor. He also served as a special assistant attorney general. Mr. Stipe is a Certified Public Accountant and received his Juris Doctorate and Bachelor of Science degree from Louisiana State University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation policies are designed to reward the achievement of specific annual, long-term and strategic goals by the Company and to align executive’s interest with those of its shareholders by rewarding performance for achieving or exceeding established goals, with the ultimate objective of improving shareholder value. The Company seeks to provide aggregate compensation opportunities for its executives that are competitive in the business marketplace and that are based upon Company and individual performance. The Company’s foremost objectives are to:

•	align executive pay and benefits with the performance of the Company; and

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives.

The Board approves the appointment of members to the Compensation Committee (the “Committee”). During 2009, the Committee consisted of Messrs. Colson, Gerevas and White (Chair). After reviewing the qualifications of the current members of the Committee, and any relationships that they may have with the Company, the Board has determined that all of the members of the Committee are “independent” members of the Committee as independence is defined by Rule 10A-3 under the Exchange Act and Rule 4200(a)(15) of the NASDAQ Stock Market.

The Committee recommends to the Board the compensation for the Company’s executive officers and other key employees, administers the Incentive Plan and performs such other functions as may be prescribed by the Board. The Committee meets as often as it deems necessary to review and consider all elements of the Company’s executive officers’ compensation including base salary, incentive pay, long-term equity incentives, benefits and payout obligations under severance and change in control scenarios.

Benchmarking Tools

In March 2006, the Committee engaged The Hay Group, an independent compensation consultant, to assist the Committee in the evaluation of executive compensation. In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Committee used benchmarking tools and surveys presented by the Hay Group. The benchmarking tools and surveys presented by The Hay Group related to base compensation, short-term cash incentives and long-term non-cash incentives for executive officers. Surveys and proxies of a peer group of twelve companies comparable in size and nature of the business of the Company as identified by The Hay Group were used for comparison purposes. In 2010, the Committee updated the peer group (the “Comparison Group”) in order to more appropriately reflect the current commercial composition of the OMNI organization. The Company further refreshed the data with information gathered from the Comparison Group’s recent proxies to reflect the current compensation programs of this updated peer group. The Committee used this refreshed information as a benchmarking tool for comparison purposes in evaluating the Company’s overall executive compensation program.

Compensation Elements

In the aggregate, the Company’s compensation program is designed to not only attract and retain desired employees in a highly competitive market, but also to reward quality individual contribution and overall Company performance. The Company’s philosophy is to match executive compensation with the performance of the Company and the individual by using several compensation components for the Company’s executives. The components of the Company’s compensation program for its executives consist of:

•	base salary;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives paid in stock options and restricted stock; and

•	benefits.

The Committee believes that the various elements of the Company’s compensation program serve to support the overall objectives of the compensation program, and the Company considers several factors in making decisions to materially increase or decrease compensation either at the individual level or at the organizational level. At the individual level, those items considered include such things as employee performance, changes in scope of responsibility, contribution to the Company, changes in external market conditions and internal salary consistency. At the corporate level, the primary drivers of change in the compensation program include external market factors and overall Company performance.

The Company considers the overall business environment, Company circumstances, overall goals sought to be accomplished by the compensation adjustment, and the perceived desires of the executives and employees in allocating compensation adjustments between cash and non-cash compensation. Base salary adjustments are generally utilized to motivate employees in the immediate future and in the short term. Annual performance-based incentives paid in cash are utilized to award executives and employees for their contribution to the Company in recent periods while long-term performance-based equity incentives are utilized to cultivate loyalty and provide a sense of ownership among the executives and employees.

Compensation of many of the executives and key managers are set out in employment agreements. Determination of the amount of additional compensation in the form of performance-based incentives paid in cash are generally set out in the employment agreements and are based upon the accomplishment of certain pre-determined goals established in advance (i.e. levels of combined revenue, net income at the business unit level, personnel evaluations and statistics related to the Company’s HSE record). A portion of the performance-based incentives is left to the discretion of the Committee.

Direct Compensation

Base Salary

In order to attract, motivate and retain the caliber of highly skilled, qualified employees that the Company believes is necessary for continued growth, the Company targets base salaries of the Named Executives (as defined in the “Summary Compensation Table” below) to be near the market median of the Comparison Group. The Committee adjusts annual base salaries where necessary so that the salary levels of all of the Named Executives are generally near the market median levels of salaries of the Comparison Group. The Company pays base salaries to its Named Executives under employment agreements. The employment agreements provide that the base salaries of the Named Executives cannot be decreased, but the Committee has sole discretion to determine any base salary increases.

In the fourth quarter of each year, the Committee, in collaboration with the Chief Executive Officer (with respect to all other executive officers), reviews and sets the compensation for the following year, including any increases under the employment agreements. Company management makes no recommendations as to the President and Chief Executive Officer’s compensation. For executive officers other than the President and Chief Executive Officer, the Committee receives additional recommendations from the Company’s President and Chief Executive Officer.

Set forth below is a table showing the base salaries of the Named Executives at December 31, 2009:

NAME	2009 BASE SALARY
Brian J. Recatto	$240,000	(1)
Ronald D. Mogel	$250,000
John A. Harris	$199,800
Andy J. Dufrene	$180,000
Lawrence J. Shaw	$175,000

(1)	Due to the economic climate in 2009, effective April 1, 2009, Mr. Recatto voluntarily reduced his annual base salary for 2009 by 20%. Mr. Recatto’s base salary was restored to the full amount of $300,000 in April 2010.

Employment Agreements. Effective January 2, 2008 and December 1, 2008, the Company entered into employment agreements with each of Messrs. Mogel and Recatto, respectively, which are in effect until January 1, 2012 and June 30, 2012, respectively. The agreements will be automatically extended for additional, successive one year periods at the expiration of their initial terms, unless either party gives notice of non-renewal as provided under the terms of the respective employment agreements. The annual base salaries under the employment agreements are $250,000 and $300,000 for each of Messrs. Mogel and Recatto, respectively. Both executives are eligible to receive an annual bonus. In 2008, each of Messrs. Mogel and Recatto were eligible to earn up to 125% of his annual salary through the achievement of targets determined by the Board upon approval of the 2008 OMNI Business Plan. The bonus is determined and, if appropriate, awarded by the Board during each calendar year, but is paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year. Mr. Recatto’s employment agreement also provides that if both parties agree, bonus payments may be in the form of restricted stock in lieu of cash.

The Company entered into an employment agreement effective September 23, 2006 with Mr. Harris that was in effect until December 31, 2008 and which has been extended for a second additional year commencing on January 1, 2010. Mr. Harris’s employment agreement will be automatically extended for additional, successive one year periods unless the Company or Mr. Harris gives notice of non-renewal as provided under the terms of his employment agreement. Under the terms of his employment agreement, Mr. Harris’s annual base salary shall not be less than $185,000. Mr. Harris is also eligible to receive an annual bonus if certain targets are met. The bonus targets are generated by the Chief Executive Officer, approved by the Board and presented to Mr. Harris on or before April 1 of each bonus year. The bonus is determined and, if appropriate, awarded by the Board during each calendar year, but is paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year.

Mr. Shaw’s employment with the Company is governed by an employment agreement with Charles Holston, Inc. effective February 28, 2007 and which has been extended until June 30, 2012. The agreement will be automatically extended for additional, successive one year periods, unless either party gives notice of non-renewal as provided under the terms of the employment agreement. Under the terms of his employment agreement, Mr. Shaw’s annual base salary shall not be less than $150,000. Mr. Shaw is also eligible to receive an annual bonus if certain targets are met. The bonus targets are generated by the Chief Executive Officer, approved by the Board and presented to Mr. Shaw on or before April 1 of each bonus year. If a bonus is awarded by the Board, it will be paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year.

The Company entered into an employment agreement effective December 12, 2007 with Mr. Dufrene. The agreement will remain in effect until December 31, 2010, and will be automatically extended for additional successive one year periods commencing on January 1, 2011 unless either party gives notice of non-renewal as provided under the terms of the employment agreement. Under the terms of his employment agreement, Mr. Dufrene’s annual base salary shall not be less than $150,000. Mr. Dufrene is also eligible to receive an annual bonus if certain targets are met. The bonus targets are generated by the Chief Executive Officer, approved by the Board and presented to Mr. Dufrene on or before April 1 of each bonus year. If a bonus is awarded by the Board, it will be paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year.

Annual Performance-Based Incentives Paid in Cash

In order to encourage and reward quality performance, the Company has developed an annual performance-based incentive program, which is paid in the form of a cash bonus. The Company believes that the program helps to focus its executive officers on financial and operational objectives that the Committee believes are primary drivers of the Company’s stock price over time. The annual performance-based incentives paid in cash to certain of the Named Executives are provided for in their employment agreements (see “Employment Agreements” above). No Named Executive earned a performance-based incentive cash bonus in 2009.

Long-Term Incentive Compensation

In order to retain key officers and to create a linkage between those key officers, Company performance and shareholders’ interest, the Company has developed a long-term incentive program that awards either stock options or restricted stock. In determining the level of long-term incentive compensation, appropriate focus is given to the following factors:

•	Long-term appreciation of the Company’s stock price; and

•	Long-term appreciation of the Company’s profitability (excluding acquisitions).

The Company believes that the grant of annual equity awards further links the interests of senior management and the Company’s shareholders. Therefore, the Company believes that the grant of stock options and the award of restricted stock are important components of annual compensation. The Company’s executive officers, including each of the Named Executives, are eligible to receive awards under the Incentive Plan. In the second quarter of each year, the Committee sets the components of the long-term incentive compensation for that year. The Committee considers several factors in determining whether awards are granted to an executive officer under the Incentive Plan. In addition to the factors referenced above regarding an executive officer’s overall compensation, factors include the executive’s position in the Company, his performance and responsibilities, the amount of options or other awards, if any, currently held by the officer, and their vesting schedule.

Stock options are granted at exercise prices equal to 100% of the fair market value of the Company’s common stock on the grant date. Stock options vest quarterly over a three year period at a rate of one-twelfth per quarter and expire ten years from the date of grant.

At the 2008 annual shareholder meeting, the Company’s shareholders approved, on an advisory basis, the Company’s decision to conduct an option replacement and repricing program pursuant to Section 10.10B of the Incentive Plan which allows the Compensation Committee of the Board to cancel any incentive award granted under the Incentive Plan in consideration of a cash payment or an alternative award made to the participant of the cancelled award in an amount equal in value to the cancelled award. Accordingly, on May 29, 2009, the Compensation Committee replaced currently outstanding options to purchase shares of the Company’s common stock issued under the Incentive Plan with exercise prices higher than the Company’s closing stock price on May 29, 2009 ($2.28) and previously granted to the Company’s current employees, officers, consultants and directors with new stock options having a value equal to the value of the Subject Options (determined using the Black-Scholes option pricing model), based on the closing price of the Company’s stock on May 29, 2009. Under the Replacement Program, the Compensation Committee replaced and repriced 1,487,465 Subject Options, including options to purchase 504,002 shares held by the Named Executives. The vesting period of the New Options remained unchanged from the vesting period of the Subject Options.

Upon his appointment as Chief Operating Officer in early 2008, the Company granted Mr. Recatto non-qualified options to purchase 168,820 shares (as adjusted under the Replacement Program) of the Company’s common stock, under the Incentive Plan. The 168,820 shares vest as to 14,063 at the close of each calendar quarter through December 31, 2010. In addition, the Company granted Mr. Recatto 37,500 restricted shares of the Company’s common stock which vest at the rate of 3,125 shares at the close of each calendar quarter through December 31, 2010. In February 2009, the Company granted Mr. Recatto 16,500 restricted shares of the Company’s common stock which vest at the rate of 8,250 shares on June 30, 2009 and June 30, 2010. Additionally, in January 2010, the Company granted Mr. Recatto 25,000 restricted shares of the Company’s common stock which vest at the rate of 6,250 shares on January 5, 2010, 2011, 2012 and 2013.

Upon the execution of his employment agreement in January 2008, the Company granted Mr. Mogel non-qualified options to purchase 84,410 shares (as adjusted under the Replacement Program) of the Company’s common stock, under the Incentive Plan. The 84,410 shares vest as to 5,276 at the close of each quarter during the initial term of his employment agreement. In addition, the Company granted Mr. Mogel 25,000 restricted shares of the Company’s common stock which vest as follows: 6,248 shares on January 14, 2009; 1,562 shares on the close of each calendar quarter thereafter through September 30, 2011, and the remaining 1,570 shares on December 31, 2011. In January 2010, the Company granted Mr. Mogel 17,500 restricted shares of the Company’s common stock which vest at the rate of 4,375 shares on January 5, 2010, 2011, 2012 and 2013.

Upon the execution of his employment agreement in December 2007, the Company granted Mr. Dufrene 12,500 restricted shares of the Company’s common stock which vest at the rate of 4,167 shares at December 12, 2008 and 1,042 shares at the end of each calendar quarter through September 30, 2010 and 1,039 shares on December 31, 2010. Additionally, in January 2010, the Company granted Mr. Dufrene 12,500 restricted shares of the Company’s common stock which vest at the rate of 3,125 shares on January 5, 2010, 2011, 2012 and 2013.

In January 2010, the Company granted each of Messrs. Harris and Shaw 12,500 restricted shares of the Company’s common stock which vest at the rate of 3,125 shares on January 5, 2010, 2011, 2012 and 2013.

The Company believes that the grant of these equity awards is in alignment with the Company’s overall compensation philosophy described above.

Indirect Compensation

Various employee benefits assist the Company in attracting, motivating and retaining employees in a competitive labor market. From time to time the Committee reviews the benefit plans. The Committee may recommend that the Company implement changes to existing plans or adopt new benefits. The Committee strives to meet the market median with respect to Company benefits.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits to all employees, including the Named Executives. The benefits include: medical, prescription drug, vision and dental coverage, life insurance, and accidental death and dismemberment. Executive officers participate in these employee benefit plans generally available to all employees on the same terms as similarly situated employees.

Perquisites and other Personal Benefits

In order to attract, motivate and retain key officers, the Company approves certain perquisites to those officers whose job duties or positions justify a business need for such items. Perquisites for certain officers include Company-owned vehicles and/or a fixed monthly mileage allowance and certain living expenses. See “Summary Compensation Table” for values associated with these perquisites and other personal benefits for the Named Executives.

Auto allowances. Fixed monthly mileage allowance is awarded to those individuals whose job duties routinely require them to be out of the office either calling on customers or visiting various sites within the organization. Company-owned vehicles are offered to members of the executive team and to regional or divisional managers. These officers may elect to receive a fixed monthly mileage allowance in lieu of using a Company-owned vehicle. The fixed monthly mileage allowance can be as little as $300 per month up to a maximum of $1,000 per month, depending on the position and anticipated business usage. Additionally, individuals who have personal use of a Company-owned vehicle are required to complete an annual log and submit it to the Company. The value of the personal use of the Company-owned vehicle is added to such individual’s taxable gross wages.

Living expenses. In order to facilitate effective management, the Company provided meals and housing during the week for Mr. Harris, who lived in Mississippi but spent the workweek in Louisiana during 2009. The cost of providing the meals and housing is determined using per diem rates as determined by the Internal Revenue Service for the meal component ($39 per day per employee for 200 days) and rental estimates for the housing component ($350 per month per employee).

Retirement Plans

The Company believes that financial security during retirement can be as important as financial security before retirement. Consistent with the Company’s desire to provide financial security in retirement, the Company offers a 401(k) plan to its employees, including its executive officers. Historically, the Company has provided a 25% match of a portion of the contributions made by employees on a voluntary basis.

The amounts contributed by the Company to 401(k) plan matching accounts of the Named Executives for additional contributions for fiscal years 2009 and 2008 were $2,684 and $8,875, respectively. The amount of contribution made by the Company on behalf of the Named Executives as the employer matching contribution on the 401(k) portion of the Company’s 401(k) averages less than 1% of base salaries. The Company suspended its 401(k) match program in the first quarter of 2009.

Change in Control/Severance Agreements

The Company has employment agreements with each of the Named Executives. Under the terms of these employment agreements, if the employment of the Named Executive is terminated, other than for cause (as defined below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Equity Acceleration”) and such Named Executive is not in breach of the obligations under his respective employment agreement, the Company shall pay (i) the annual base salary in effect in semi-monthly payments for the remainder of the contract period (in the case of Mr. Shaw) or twelve months, whichever is greater, (ii) vacation pay earned but not taken to the date of such termination, and (iii) except for Mr. Shaw, annual bonus prorated to the date of termination. In addition, other than Mr. Shaw’s, the agreements provide that the stock options granted under the employment agreements will vest upon such termination without cause.

Mr. Mogel’s employment agreement provides that upon a Change in Control (as defined below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Equity Acceleration”) all options and restricted stock granted to him under his employment agreement will vest immediately.

The Incentive Plan provides that upon a Change in Control (as defined below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Equity Acceleration”) all of the Named Executive’s outstanding stock-based compensation awards (including options, restricted stock and other stock-based awards) will automatically become fully exercisable, all restrictions or limitations will lapse and all performance criteria and other conditions relating to the payment of such award will be deemed to be achieved or waived by the Company, without the necessity of any action by any person.

Executive Compensation Policies

Securities Trading Policy. The Board has included in the Company’s Code of Ethics a section which addresses the subject of insider trading. The provisions of the Code of Ethics expressly prohibit directors, officers or other employees from trading, either directly or indirectly, after becoming aware of material nonpublic information related to the Company. The Code of Ethics provides guidance as to what constitutes material information and when information becomes public. It also addresses transactions by family members as well as other transactions which may be prohibited. The Code of Ethics also discussed the consequences of an insider trading violation and mentions additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The Company’s Code of Ethics is available on the Company’s corporate website at http://www.omnienergy.com on the “Home” page under “About OMNI” and then under “Code of Ethics”.

Recoupment of Equity Awards Policy. Performance-based equity awards are granted after the achievement of certain levels of performance, and these awards typically include a vesting period for ownership. This practice negates the need for a recoupment policy for equity awards.

Policy on the Re-pricing of Stock Options. Stock options are granted at the fair market value on the date of the grant and may be repriced at the discretion of the Compensation Committee.

Policy on Timing Stock Award. The timing of stock awards must be consistent with guidelines established in a stock program, such as the Incentive Plan, that the Committee approves prior to the awarding of any grant. The Committee approves the grant prior to the stock being awarded in the event of a requested special stock award or the awarding of stock or stock options to a new hire.

Policy on Hedging the Economic Risks of Equity Ownership. There is no policy regarding hedging the economic risks of equity ownership for the executive team or Directors of the Company and the Company does not engage in this practice.

Recoupment of Incentives Policy. There is no policy regarding the recoupment of incentives for the Company’s executives or Directors.

Policy on Deductibility of Compensation Over $1 Million. Unless compensation is performance based, Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. None of the Company’s executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While the Committee cannot predict with certainty how the Company’s executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company’s executive compensation program as described in this Compensation Discussion and Analysis.

Policies on the Impact of Accounting/Tax Treatments on any Elements of Compensation. The Company’s stock-based compensation policy applies to all forms of stock-based compensation including stock options, restricted stock units, and share units. All stock-based compensation is accounted for under the fair-value method as required by United States generally accepted accounting principles. The expense associated with stock based compensation is recognized over the vesting period of each individual arrangement.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The fair value of restricted stock is based on the fair value at the date of grant. The fair value of each performance based share unit is estimated based on expected performance goals being attained and using the current public market price of the Company’s common stock at the end of each reporting period.

Policy on assessing past stock awards in determining future awards. The value, or lack of value, realized from at-risk awards granted in prior years is not taken into account by the Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to recover from below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and award. Recipients would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. Additionally, the value realized from equity-based awards granted in prior periods depends in large measure on when the recipient decides to realize that value by exercising options or by selling vested shares of stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Compensation Committee

Edward E. Colson, III	Ronald E. Gerevas	Richard C. White (Chair)

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation of the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) the other three most highly compensated executive officers of the Company who were serving as executive officers at the end of 2009 (collectively, the “Named Executive”) for the year ended December 31, 2009.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS (1)	STOCK AND OPTION AWARDS (2)	ALL OTHER COMPENSATION (3)	TOTAL
Brian J. Recatto (4)	2009	$256,154	$—	$125,390	$3,381	$384,925
President and	2008	$262,500	$322,000	$661,375	$5,492	$1,251,367
Chief Executive Officer	2007	$151,154	$75,000	$—	$5,100	$231,254

Ronald D. Mogel (5)	2009	$250,000	$—	$74,375	$4,147	$328,522
Senior Vice President and	2008	$240,385	$268,000	$358,250	$13,433	$880,068
Chief Financial Officer	2007	$—	$—	$—	$—	$—

John A. Harris	2009	$199,800	$—	$60,575	$17,100	$277,475
Vice President of	2008	$199,800	$125,000	$53,800	$12,000	$390,600
Seismic Drilling Operations	2007	$193,539	$150,000	$117,000	$12,000	$472,539

Andy J. Dufrene	2009	$179,654	$—	$60,575	$6,021	$246,250
Vice President—Offshore	2008	$150,000	$90,000	$53,800	$3,750	$297,550
Operations	2007	$114,400	$20,000	$161,475	$3,323	$299,198

Lawrence J. Shaw (6)	2009	$175,000	$—	$49,400	$10,200	$234,600
Vice President of Sales	2008	$160,096	$112,500	$53,800	$9,808	$336,204
	2007	$148,269	$50,000	$—	$5,100	$203,369

(1)	The bonus amounts reflect amounts earned in the year reported and paid in March or April of the subsequent year.
(2)	Prior to the SEC’s adoption in 2009 of amendments to the disclosure requirements for named executive officer compensation, the amounts shown in this column represented the expenses recognized in applicable year as calculated in accordance with the provisions of SFAS 123R, and as a result, included amounts from awards granted in, or prior to, the applicable year. Starting with this proxy statement, amounts shown in this column represent the grant date fair value of the award as calculated in accordance with the provisions of FASB Accounting Standard Codification (“ASC”) Topic 718. The value ultimately realized by the Named Executive may or may not be equal to the FASB ASC Topic 718 determined value.

For 2009, this amount includes the value of restricted stock issued on January 5, 2010 for 2009 service. The value included for Messrs. Recatto, Mogel, Harris, Dufrene and Shaw are $31,750, $22,225, $15,875, $15,875 and $15,875, respectively.

(3)	For 2007, this column indicates amounts for various benefits and perquisites provided to the Named Executives. For Mr. Harris, the amount includes $12,000 representing the estimated value of living expenses paid on his behalf by the Company. Messrs. Recatto and Shaw each received $5,100 in the form of automobile allowances. Mr. Dufrene was allowed personal use of a Company vehicle with an estimated value for the year of $3,323.

For 2008, this column indicates amounts for various benefits and perquisites provided to the Named Executives. For Mr. Harris, the amount includes $12,000 representing the estimated value of living expenses paid on his behalf by the Company. Additionally, Messrs. Mogel and Dufrene received $5,125 and $3,750, respectively, in the form of Company 401(k) matching contributions. Messrs. Recatto, Mogel and Shaw received $5,492, $8,308 and $9,808, respectively, in the form of automobile allowances.

For 2009, this column indicates amounts for various benefits and perquisites provided to the Named Executives. For Mr. Harris, the amount includes $12,000 representing the estimated value of living expenses paid on his behalf by the Company. Additionally, Messrs. Mogel and Dufrene received $1,481 and $1,204, respectively, in the form of Company 401(k) matching contributions. Messrs. Recatto, Mogel, Harris and Dufrene were allowed personal use of a Company vehicle with an estimated value for the year of $3,381, $2,666, $5,100 and $4,818, respectively. Mr. Shaw received an automobile allowance in the amount of $10,200.

(4)	Mr. Recatto was appointed President and Chief Executive Officer effective July 1, 2008. Mr. Recatto served as Chief Operating Officer from December 1, 2007 until his appointment as President and Chief Executive Officer. Mr. Recatto began his employment with the Company in March 2007.
(5)	Mr. Mogel’s employment with the Company began in January 2008.
(6)	Mr. Shaw’s employment with the Company began in March 2007.

Grants Of Plan-Based Awards

The Company maintains the Incentive Plan for all of its officers and employees, which is administered by the Compensation Committee. An aggregate of 5,750,000 shares are issuable under the Incentive Plan.

The following table sets forth information concerning each grant of an award made to a Named Executive in 2009 under the Company’s equity plans:

NAME	GRANT DATE	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTION	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (1)
Brian J. Recatto (2)	August 3, 2009	50,000	$2.08	$74,500
Ronald D. Mogel (3)	August 3, 2009	35,000	$2.08	$52,150
John A. Harris (4)	August 3, 2009	30,000	$2.08	$44,700
Lawrence J. Shaw (5)	August 3, 2009	22,500	$2.08	$33,525
Andy J. Dufrene (6)	August 3, 2009	30,000	$2.08	$44,700

(1)	The amounts in this column reflect the grant data fair value in accordance FASB ASC Topic 718.

At the 2008 annual shareholder meeting, the Company’s shareholders approved, on an advisory basis, the Company’s decision to conduct an option replacement and repricing program pursuant to Section 10.10B of the Incentive Plan which allows the Compensation Committee of the Board to cancel any incentive award granted under the Incentive Plan in consideration of a cash payment or an alternative award made to the participant of the cancelled award in an amount equal in value to the cancelled award. Accordingly, on May 29, 2009, the Compensation Committee replaced currently outstanding options to purchase shares of the Company’s common stock issued under the Incentive Plan with exercise prices higher than the Company’s closing stock price on May 29, 2009 ($2.28) and previously granted to the Company’s current employees, officers, consultants and directors with new stock options having a value equal to the value of the Subject Options (determined using the Black-Scholes option pricing model), based on the closing price of the Company’s stock on May 29, 2009. Under the Replacement Program, the Compensation Committee replaced and repriced 1,487,465 Subject Options, including options to purchase 504,002 shares held by the Named Executives. The vesting period of the New Options remained unchanged from the vesting period of the Subject Options.

(2)	200,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 168,820 replacement options at no incremental increase in value to the holder.
(3)	100,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 84,410 replacement options at no incremental increase in value to the holder.
(4)	102,502 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 82,649 replacement options at no incremental increase in value to the holder.

(5)	20,000 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 16,832 replacement options at no incremental increase in value to the holder.
(6)	81,500 options to purchase common shares were repriced under the Replacement Program resulting in the issuance of 63,471 replacement options at no incremental increase in value to the holder.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of December 31, 2009 for each of the Named Executives. None of the Named Executives exercised options during the fiscal year ended December 31, 2009.

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)
Brian J. Recatto	112,544	56,276	$2.28	1/14/2018	8,250	$10,395
	8,333	41,667	$2.08	8/3/2019	12,501	$15,751

	120,877	97,943			20,751	$26,146

Ronald Mogel	42,204	42,206	$2.28	1/14/2018	12,501	$15,751
	5,833	29,167	$2.08	8/3/2019	—	$—

	48,037	71,373			12,501	$15,751

John A. Harris	2,131	—	$2.28	11/5/2013	—	$—
	28,851	—	$2.28	7/28/2015	—	$—
	19,250	—	$2.28	4/11/2016	—	$—
	14,286	1,299	$2.28	4/17/2017	—	$—
	9,818	7,014	$2.28	5/15/2018	—	$—
	4,999	25,001	$2.08	08/03/2019	—	$—

	79,335	33,314			—	$—

Andy J. Dufrene	5,770	—	$2.28	7/28/2015	4,167	$5,250
	2,888	—	$2.28	11/17/2015	—	$—
	5,775	—	$2.28	4/11/2016	—	$—
	11,428	1,040	$2.28	4/17/2017	—	$—
	13,158	6,580	$2.28	12/12/2017	—	$—
	9,818	7,014	$2.28	5/15/2018	—	$—
	4,999	25,001	$2.08	8/3/2019	—	$—

	53,836	39,635			4,167	$5,250

Lawrence J. Shaw	9,818	7,014	$2.28	5/15/2018	—	$—
	3,749	18,751	$2.08	8/3/2019	—	$—

	13,567	25,765			—	$—

For a detailed discussion of the material factors of the Named Executives’ compensation see the “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement.

Potential Payments Upon Termination or Change in Control

As described in Compensation Discussion and Analysis, the employment agreements with certain Named Executives and the Incentive Plan provide for certain compensation in the event such Named Executive’s employment terminates or upon a change in control. The amount of compensation that would have been payable to each such Named Executive effective December 31, 2009 is listed in the tables below. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

NAME	TERMINATION BY THE COMPANY WITHOUT CAUSE	CHANGE IN CONTROL
Brian J. Recatto
Base salary (1)	$750,000	$—
Annual Performance-based incentive	—	—
Vacation pay	23,077	—
Long-term incentives	26,146	26,146
Total	$799,223	$26,146

Ronald D. Mogel
Base salary (1)	$500,000	$—
Annual Performance-based incentive	—	—
Vacation pay	19,231	—
Long-term incentives	15,751	15,751
Total	$534,982	$15,751

John A. Harris
Base salary (1)	$199,800	$—
Annual Performance-based incentive	—	—
Vacation pay	15,369	—
Long-term incentives	—	—
Total	$215,169	$—

Lawrence J. Shaw
Base salary (1)	$437,500	$—
Annual Performance-based incentive	—	—
Vacation pay	13,462	—
Long-term incentives	—	—
Total	$450,962	$—

Andy J. Dufrene (1)
Base salary	$180,000	$—
Annual Performance-based incentive	—	—
Vacation pay	13,846	—
Long-term incentives	5,250	5,250
Total	$199,096	$5,250

(1)	Under the terms of the employment agreements discussed above, if the employment of the Named Executive is terminated, other than for cause (as defined in the respective employment agreements and below) and such Named Executive is not in breach of the obligations under his respective employment agreement, the Company shall pay (i) the annual base salary in effect in semi-monthly payments for the remainder of the contract period or twelve months, whichever is greater, (ii) vacation pay earned but not taken to the date of such termination, and (iii) except for Mr. Shaw, annual bonus prorated to the date of termination. In addition, except for Mr. Shaw’s employment agreement, the agreements provide that the stock options granted under the employment agreement will vest upon such termination without cause.

The information below describes the assumptions that were used in creating the table above.

Termination by the Company without Cause

Under the employment agreements, a Named Executive will be entitled to the benefits as described in the table above if the Named Executive’s employment is terminated by the Company for reasons other than “cause.” Generally, a termination is for “cause” if it is for any of the following reasons:

•

the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, any felony, the equivalent thereof, or any crime or offense causing harm to the Company or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

•	the commission (or attempted commission) of an act of fraud upon the Company or any of its affiliates;

•	the misuse or diversion (or attempted misuse or diversion) of the Company’s or any of its affiliates’ funds or property;

•	fraudulent or willful and material misrepresentation or concealment on any written report submitted to the Company or any of its affiliates;

•	misconduct or failure to adhere to any written policy of the Company or any of its affiliates;

•	breach of the individual employment agreements, or failure to perform material duties assigned thereunder or the habitual neglect thereof;

•

the appropriation (or attempted appropriation) of a material business opportunity of the Company or any of its affiliates, including attempting to secure or securing personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates;

•

the engagement in any conflict of interest with the Company or any of its affiliates (except as otherwise provided in the employment agreement) without compliance with the Company’s conflict of interest policy, if any, then in effect;

•	the engagement, without the prior written approval of the Board, in any activity or venture which competes with the domestic business of the Company or any of its affiliates;

•	the engagement in any behavior or conduct which would constitute a material violation of the provisions of the Company’s insider trading policy or business ethics policy, if any, then in effect;

•	the engagement in any behavior or conduct which, in the judgment of the Board, is detrimental to or harms the business or reputation of the Company or any of its affiliates; or

•	the engagement by or acceptance of employment with another company or entity.

Equity Acceleration

Employment Agreements. Under the employment agreements of Messrs. Recatto, Mogel and Shaw, in the event of a termination of their respective employment by the Company other than for “cause” or, for Messrs. Recatto and Mogel, upon a “Change in Control” of the Company, such Named Executive will be entitled to full vesting of all of his outstanding stock options and restricted stock awards granted to him under his respective employment agreement.

Incentive Plan. Under the Incentive Plan, if there is a “Change in Control” of the Company, all stock based compensation awards (including options, restricted stock and other stock-based awards) will automatically become fully exercisable, all restrictions or limitations will lapse and all performance criteria and other conditions relating to the payment of such award will be deemed to be achieved or waived by the Company, without the necessity of any action by any person.

Under the Incentive Plan a “Change in Control” generally means (a) with certain exceptions, the acquisition of beneficial ownership of more than 50% of the outstanding shares of Common Stock; (b) with certain exceptions, a change in the majority of the Board serving as directors as of the date of the adoption of the Incentive Plan; (c) the consummation of a business combination transaction approved by the Company’s shareholders where (i) the beneficial owners of the Common Stock and voting securities entitled to vote generally in the election of directors immediately prior to the business combination transaction own less than 50% of the then outstanding shares of common stock and the combined voting power of the corporation resulting from such business combination transaction (the “Surviving Corporation”), (ii) with certain exceptions, a person is the beneficial owner of 30% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the Surviving Corporation, and (iii) less than a majority of the members of the board of directors of the Surviving Corporation were members of the Board at the time of the execution of the business combination agreement, or of the action of the Board, providing for the business combination transaction; or (d) approval by the Company’s shareholders of a complete liquidation or dissolution.

Non-compete, Non-solicitation and Confidentiality Agreements.

As a condition to each Named Executive’s entitlement to receive the payments referenced in the table above, the Named Executive is required to execute a waiver of claims against the Company and shall be bound by the terms of the non-competition, non-solicitation, confidentiality, business opportunity and intellectual property provisions contained in each of the employment agreements (except that Mr. Stipe’s employment agreement does not contain any non-competition provisions). The non-competition provisions prohibit the Named Executives, from:

•

engaging in or carrying on, directly or indirectly, either in their individual capacity or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in Texas, Louisiana, Mississippi, and in the case of Messrs. Recatto and Milton, Utah, Alabama, Arkansas and Wyoming, or any parish or county thereof (including, but not limited to, the Parishes and Counties specifically listed in the exhibits to their respective employment agreements) or the offshore waters within 100 miles of the coast of either such state that directly competes with any services or products produced, sold, provided, conducted or developed, by the Company on the date of termination of their employment including the services specifically described in the exhibits to their respective employment agreements, or

•	holding a 5% or greater ownership interest in any class of securities registered under the Exchange Act.

The non-solicitation provisions prohibit the Named Executives, whether for the Named Executive’s own account or the account of any person, from:

•

soliciting, employing, or otherwise engaging as an employee, independent contractor, or otherwise, any person who is an employee of the Company or any of its affiliates or in any manner inducing or attempting to induce any employee of the Company and any such affiliate to terminate employment with the Company or such affiliate; or

•

interfering with the Company’s, or any of its affiliate’s, relationship with any person, including any person who at any time during the employee’s employment with the Company was an employee, contractor, supplier or customer of the Company or any such affiliate.

Messrs. Recatto, Mogel and Shaw are bound by the non-competition and non-solicitation agreements during their employment with the Company and for a period of two years after the termination of their employment for any reason (including non-renewal) with the Company. However, in the event Mr. Recatto’s employment is terminated after June 30, 2011 for any reason other than for cause, he will only be bound by the non-competition and non-solicitation agreements for one year following his termination of employment with the Company. Mr. Harris is bound by the non-competition and non-solicitation agreements during his employment with the Company and for a period of one year after the termination of his employment for any reason (including non-renewal) with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has at any time been an officer or employee of the Company or any of its subsidiaries and none of these directors has had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act.

During 2009, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 30, 2010, unless otherwise indicated below, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executives, (ii) each director and nominee for director of the Company, (iii) all of the Company’s directors and executive officers as a group, and (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all as in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF OUTSTANDING COMMON STOCK
Dennis Sciotto 7315 El Fuerte Street Carlsbad, CA 92009	8,265,330	(1)	29.8%

Dennis R. Sciotto Family Trust 7315 El Fuerte Street Carlsbad, CA 92009	8,186,913	(2)	29.5%

Edward E. Colson, III 2646 Marmol Court Carlsbad, CA 92009	1,043,942	(3)	4.7%

Edward Colson, III Trust	1,041,942	(4)	4.7%
Ronald E. Gerevas	72,049	(5)	*
Barry E. Kaufman	42,286	(6)	*
Richard C. White	127,524	(7)	*
James C. Eckert	768,238	(8)	3.6%
Brian J. Recatto	399,724	(9)	1.9%
Ronald D. Mogel	149,421	(10)	*
John A. Harris	112,939	(11)	*
Lawrence J. Shaw	68,400	(12)	*
Andy J. Dufrene	99,471	(13)	*
All directors, executive officers as a group (11 persons)	11,149,324	(14)	43.1%

*	Less than one percent.
(1)

Includes shares held by the Dennis R. Sciotto Family Trust referred to in footnote (2). Mr. Sciotto is the trustee for the Trust referred to in footnote (2). Also includes (i) 25,124 shares (as adjusted under the

Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010 and (ii) shared voting power with respect to 25,597 shares of Common Stock.

(2)	Includes sole voting power with respect to 8,186,913 shares of common stock, which includes (i) 2,001,538 shares issuable upon conversion of Series C Preferred Stock, (ii) 4,028,000 shares issuable upon the exercise of warrants currently exercisable and (iii) 336,919 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind.
(3)	Includes shares held by the Edward Colson III Trust referred to in footnote (4). Mr. Colson is the trustee for the Trust referred to in note (4) below. Also includes (i) 25,124 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010 and (ii) 2,000 shares owned by virtue of his 25% ownership in Carlsbad Equity Group.
(4)	Includes sole voting power with respect to 1,041,942 shares of common stock, which includes (i) 257,436 shares issuable upon conversion of Series C Preferred Stock, (ii) 424,000 shares issuable upon the exercise of warrants currently exercisable and (iii) 35,382 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind.
(5)	Includes 27,049 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.
(6)	Includes 32,886 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.
(7)	Includes 66,664 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.
(8)	Includes (i) 89,744 shares issuable upon conversion of Series C Preferred Stock, (ii) 142,000 shares issuable upon the exercise of warrants currently exercisable, (iii) 15,896 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind and (iv) 400,000 shares of restricted stock.
(9)	Includes (i) 30,256 shares issuable upon conversion of Series C Preferred Stock, (ii) 157,342 shares (as adjusted under the Replacement Program) issuable upon exercise of options currently exercisable or exercisable within 60 days of April 30, 2010, (iii) 114,778 shares of restricted stock, of which 35,778 shares were issued in conjunction with a note modification agreement.
(10)	Includes (i) 64,421 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010 and 42,500 shares of restricted stock.
(11)	Includes (i) 88,439 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010 and (ii) 12,500 shares of restricted stock.
(12)	Includes (i) 20,122 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010; (ii) 48,278 shares of restricted stock, of which 35,778 shares were issued in conjunction with a note modification agreement.
(13)	Includes (i) 65,971 shares (as adjusted under the Replacement Program) issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010 and (ii) 25,000 shares of restricted stock.
(14)	Includes 8,177,169 shares that such persons have the right to receive upon the conversion of Series C Preferred Stock, the exercise of warrants and the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010, shares issuable upon conversion of Series C Preferred Stock dividends paid in kind, and shares of restricted common stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Grant Thornton L.L.P. (“Grant Thornton”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and the quarterly periods therein. While the Company is not required to have shareholders ratify the selection of Grant Thornton as its independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter and is therefore submitting the selection of Grant Thornton for ratification by shareholders as a matter of good corporate practice.

During the fiscal years ended December 31, 2008 and 2007, and through the date of the appointment of Grant Thornton as the Company’s independent auditors for fiscal year 2009, the Company did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by Grant Thornton to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Board recommends that shareholders vote in favor of ratifying Grant Thornton as the Company’s independent registered public accounting firm for 2009. If shareholders do not ratify selection of the Company’s independent registered public accounting firm, the audit committee will reconsider the appointment of Grant Thornton at the appropriate time. The Company anticipates, however, that there would be no change in its independent registered public accounting firm made for 2009 if shareholders do not ratify the selection of Grant Thornton because of the practical difficulty and expense associated with making such a change mid-year. Even if shareholders ratify the selection of Grant Thornton the Audit Committee and the Board may, in its discretion, change the Company’s independent registered public accounting firm at any time if they determine that it would be in the best interests of the Company to do so.

A Grant Thornton representative is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Prior to the Board’s appointment of Grant Thornton, Pannell Kerr Forster of Texas, P.C. (“PKF”), served as the Company’s independent auditors. On March 25, 2009, the Audit Committee and the Board determined that it would be in the best interests of the Company to dismiss PKF as the Company’s independent registered public accounting firm for the fiscal year 2009 and any quarterly periods therein. PKF was notified of this action on March 25, 2009.

The reports of PKF on the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2008 and 2007, and through March 25, 2009, there have been no disagreements with PKF on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of PKF, would have caused them to make reference to the subject matter of the disagreements in their reports on the financial statements for such years. During the fiscal years ended December 31, 2008 and 2007, and through March 25, 2009, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PKF with a copy of the foregoing disclosures and requested that PKF furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosures. A copy of such letter was filed as Exhibit 16.1 to the Form 8-K disclosing this change in independent registered public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by Grant Thornton for professional services rendered for the fiscal year ended December 31, 2009. Grant Thornton did not provide any services for the fiscal year ended December 31, 2008.

FISCAL YEAR ENDED
2009
Audit Fees (1)	$279,612
Audit Related Fees (2)	—

$279,612

Tax Fees (2)	—
All Other Fees (2)	—

—

Total Fees	$279,612

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit and report on the consolidated financial statements, review of the Company’s quarterly and annual consolidated financial statements, and required statutory audits of certain subsidiaries. Includes fees related to the annual audit, Sarbanes-Oxley compliance, and review of Form 10-K of $180,000, fees related to the quarterly Form 10-Q’s of $77,900, fees related to other SEC filings (Registration Statements, Form 8-Ks, etc.) of $9,500 and reimbursement of out-of-pocket expenses of $12,212.
(2)	No other audit-related services, tax services or other services were rendered by Grant Thornton to the Company for the year ended December 31, 2009.

Pre-Approval Policy

The Audit Committee has adopted a policy to require pre-approval of all audit and non-audit services provided by the Company’s principal accounting firm. All of the services in 2009 under the audit fees, audit related fees, tax fees and all other fees sections in the table above were pre-approved by the Audit Committee. The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent registered public accounting firm for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company’s independent registered public accounting firm and is intended to assure that such services do not impair the auditor’s independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent registered public accounting firm. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee or its designee. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS

The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, the Company relies on its corporate legal counsel to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

On May 17, 2005, the Company entered into a Securities Purchase Agreement with certain of its affiliates and executive officers to issue up to $5.0 million of Series C Preferred Stock. The Series C Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.95 per share and includes detachable five-year warrants to purchase up to 6,550,000 additional shares of Common Stock at exercise prices ranging between $1.95 and $3.50 per share. A portion of the 9% dividend obligation related to the Series C Preferred Stock has been satisfied through the issuance of payment-in-kind (“PIK”) dividends. The PIK dividends may be paid through the issuance of additional shares of Series C Preferred Stock. These additional shares of preferred stock do not have warrants attached to them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. With respect to the year ended December 31, 2009, the Company believes that all filing requirements applicable to the Company’s directors, executive officers, and 10% shareholders have been met.

PROXY SOLICITATION

The cost of soliciting proxies hereunder will be borne by the Company. Proxies may be solicited by mail, personal interview and/or telephone. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting.

SHAREHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission, in order to be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing by December 31, 2010 to OMNI Energy Services Corp., 4500 NE Evangeline Thruway, Carencro, Louisiana 70520, Attention: Secretary. The notice should contain the text of any proposal, the name and address of the shareholder as it appears in the books of the Company, the number of common shares of the Company that are beneficially owned by the shareholder, and any material interest of the shareholder in such business. If a shareholder submits a proposal for consideration at the 2011 annual meeting after December 31, 2010, the Company’s proxy for the 2011 annual meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2011 annual meeting.

ANNUAL REPORT OF FORM 10-K

The Annual Report to shareholders covering the year ended December 31, 2009 either has been mailed to each shareholder entitled to vote at the Annual Meeting or accompanies this proxy statement. The Annual report is also available at www.omnienergy.com.

MATTERS TO BE PRESENTED

The persons designated as proxies to vote shares at the Annual Meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the Annual Meeting. As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Annual Meeting, are (i) the election of four directors to serve until the next annual meeting of the shareholders or until their successors are elected and qualified; and (ii) the ratification of appointment of Grant Thornton L.L.P as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

By Order of the Board of Directors

Staci L. Marcelissen, Secretary

Carencro, Louisiana

April 30, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

OMNI ENERGY SERVICES CORP.

June 9, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE JUNE 9, 2010 ANNUAL MEETING OF SHAREHOLDERS.

THE COMPANY’S PROXY STATEMENT AND ANNUAL REPORT

ARE AVAILABLE AT WWW.OMNIENERGY.COM

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

” Please detach along perforated line and mail in the envelope provided. ”

¡	20430000000000000000 8	060910

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES LISTED BELOW:

PLEASE VOTE ON THE PROPOSAL(S) APPLICABLE TO YOU,

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect to the Board of Directors four directors to serve until the next annual meeting of the shareholders or until their successors are elected and qualified.						FOR	AGAINST	ABSTAIN
				2.	To ratify the appointment of Grant Thornton L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: Ronald E. Gerevas Barry E. Kaufman Brian J. Recatto Richard C. White
YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¡	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡

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PROXY	PROXY

OMNI ENERGY SERVICES CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 9, 2010

The undersigned hereby appoints Brian J. Recatto and Staci L. Marcelissen, or either of them, as proxy for the undersigned, each with full power of substitution, and hereby authorizes each of them to represent and to vote all shares of common stock of OMNI Energy Services Corp. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders to be held Wednesday, June 9, 2010 and any adjournments thereof with respect to the following matters.

Please specify your choices by marking the appropriate boxes on the reverse side. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS PROXY.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any postponements or adjournments thereof.

(CONTINUED, AND TO BE SIGNED, ON THE REVERSE SIDE)

SEE REVERSE SIDE

¢	14475 ¢